Exhibit 99.1

Opendoor Appoints Selim Freiha as Chief Financial Officer and Shrisha Radhakrishna as Chief Technology & Product Officer

Alphabet Inc. and eBay vet named Chief Financial Officer

LegalZoom and Intuit vet named Chief Technology & Product Officer

SAN FRANCISCO, Oct. 1, 2024 – Opendoor Technologies Inc. (“Opendoor”) (Nasdaq: OPEN), the leading e-commerce platform for residential real estate transactions, today announced the appointments of Selim Freiha as Chief Financial Officer and Shrisha Radhakrishna as Chief Technology & Product Officer.

“The addition of Selim and Shrisha to our executive team will be instrumental as we continue shaping the future of real estate,” said Carrie Wheeler, CEO of Opendoor. “Shrisha’s exceptional track record in building transformative digital solutions aligns perfectly with Opendoor’s commitment to creating seamless and innovative customer experiences. Selim brings a wealth of knowledge from the world’s leading tech and e-commerce platforms, making him an ideal fit to help drive our next chapter of growth and financial performance.”

About Selim Freiha

Selim has extensive experience leading finance at global tech and e-commerce platforms. He joins Opendoor from Alphabet Inc., where he served as Vice President, leading Corporate Financial Planning & Analysis, and prior to that led Finance for Google Commerce and Payments. Prior to Alphabet Inc., Selim spent 17 years at eBay in roles such as Head of Corporate FP&A, CFO of eBay Markets, and VP, Investor Relations. Selim has a long history of partnering with product and tech teams to drive disciplined growth while enabling investment in innovation.

“I’ve followed Opendoor closely over the past decade, and the company’s mission of simplifying real estate transactions is one that deeply resonates with me,” said Freiha. “I’m energized to help propel the next phase of growth and financial performance at Opendoor, and to continue delivering value for both customers and shareholders.”

About Shrisha Radhakrishna

Shrisha is a visionary leader with a proven ability to develop digital platforms that address real-world problems while leading global engineering teams. Most recently, he served as Chief Technology & Product Officer at LegalZoom, where he led the company’s transition to a modern, technology-driven platform, revolutionizing legal services for small businesses. Prior to that, Shrisha spent over a decade at Intuit, where he pioneered the development of QuickBooks Self-Employed and QuickBooks Online—two of the fastest-growing products in Intuit’s history. His work transformed financial management for millions of small businesses worldwide.

“Opendoor is not just changing real estate—it’s pushing the industry into the future,” said Radhakrishna. “I’m thrilled to join this exceptional team and continue building customer-centric solutions that simplify the complex processes of buying and selling homes. Our goal is to make moving easier for everyone, and I can’t wait to help drive that forward.”

Selim and Shrisha will join the Opendoor executive team in November.

About Opendoor

Opendoor is the leading e-commerce platform for residential real estate transactions whose purpose is to power life’s progress, one move at a time. Since 2014, Opendoor has provided people across the U.S. with a simple and certain way to sell and buy a home. Opendoor is a team of problem solvers, innovators and operators who are leading the future of real estate. Opendoor currently operates in markets nationwide.

For more information, please visit www.opendoor.com.

Contacts

Investors:

investors@opendoor.com

Media:

press@opendoor.com

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